Exhibit 23.2

QGOG Constellation S.A.

40, avenue Monterey, L-2163

Luxembourg

January 24, 2013

Dear Sir/Madam:

We hereby consent to the use, in the Registration Statement of QGOG Constellation S.A. (“QGOG”) on Form F-1 (Registration No. 333-185927) (the “Registration Statement”), to all references to our name and the use of statistical information supplied by us set forth therein under the heading “Industry”. We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	We have to the best of our knowledge accurately described graphically the international offshore drilling industry; and

•

Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore drilling industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts.”

Sincerely,

FEARNLEY OFFSHORE AS

/s/ Knut Frøystad

Managing Partner